EXHIBIT 99.1

For Immediate Release	Contact: Anne-Marie Hess
Date: April 30, 2008	Phone: (609) 951-6842
E-mail: ahess@pharmanet.com

PHARMANET DEVELOPMENT GROUP REPORTS FIRST QUARTER 2008

FINANCIAL RESULTS

Princeton, NJ – April 30, 2008 – PharmaNet Development Group, Inc. (the “Company”) (NASDAQ: PDGI), a leading provider of clinical development services, today reported a net loss for the first quarter ended March 31, 2008, of $10.1 million, or $0.53 per diluted share, compared to net earnings from continuing operations of $6.0 million, or $0.32 per diluted share, in the first quarter 2007.

Direct revenue in the first quarter 2008, excluding reimbursed out-of-pocket expenses, increased 2.4% to $86.8 million compared to $84.8 million in the first quarter 2007 primarily due to higher direct revenues in the early stage segment partially offset by lower direct revenues in the late stage segment resulting primarily from project cancellations. Foreign currency exchange translation favorably impacted direct revenue by approximately $6.3 million.

Operating margin decreased to (8.6%) in the first quarter 2008 compared to 10.2% in the first quarter 2007 primarily due to lower revenue in the late stage segment and higher expenses. Foreign currency exchange translation favorably impacted operating profit by $0.6 million.

The Company’s backlog increased to a record $482.9 million at March 31, 2008, compared to $457.4 million at December 31, 2007. The quarter-to-date book-to-bill ratio was 1.3x at March 31, 2008, for the early and late stage segments, compared to a total book-to-bill of 0.8x at December 31, 2007.

“While earnings were adversely impacted by higher-than-expected cancellations which occurred in the fourth quarter 2007 and again in the first quarter 2008, we are encouraged by the significant new business wins allowing us to build our backlog,” commented Jeffrey P. McMullen, president and chief executive officer. “It is important to note that the cancellations are not the result of our performance, but are instead related to clients’ decisions about the product under study.”

“We believe the higher backlog clearly indicates that we continue to be competitive in the fundamentally strong market for outsourced CRO services and enjoy our clients’ confidence in our abilities,” continued Mr. McMullen.

The Company reached a preliminary agreement to settle its federal derivative action litigation. Under the terms of the agreement, the plaintiffs will receive $2.0 million in cash, of which $1.0 million will be covered by the Company’s insurance policy. Under the terms of the agreement, the Company does not admit to any liability by it or any of its current and former directors, officers and employees who were named in the lawsuit. In 2007, the Company booked a reserve for the Company’s expected portion of the settlement. The agreement has been finalized, but it is not yet signed, and the settlement is subject to court approval and other customary conditions.

Early stage segment

For the early stage segment, direct revenue, excluding reimbursed out-of-pocket expenses, increased 26.7% to $37.6 million in the first quarter 2008, compared to $29.7 million in the first quarter 2007, primarily due to incremental direct revenue from the Toronto clinic that was not operational in the first quarter 2007 and higher volume in the bioanalytical laboratories. Foreign currency exchange translation favorably impacted early stage direct revenue by approximately $4.6 million.

Early stage segment operating margins decreased to 6.9% in the first quarter 2008, compared to 17.0% in the first quarter 2007 due to investments in clinical personnel, higher expenses related to the expansion of the clinics in Canada and the laboratory in Spain and increased business development costs, partially offset by lower employee severance. In the first quarter 2008, employee severance of approximately $0.4 million was recorded due to early stage workforce reductions. Foreign currency exchange translation favorably impacted early stage operating profit by $0.2 million.

Backlog for the early stage segment increased to $82.0 million at March 31, 2008, compared to $69.5 million at December 31, 2007.

Late stage segment

For the late stage segment, direct revenue, excluding reimbursed out-of-pocket expenses, decreased 10.7% to $49.2 million in the first quarter 2008, compared to $55.1 million in the first quarter 2007 primarily due to the impact of unusually high cancellations totaling approximately  $30 million in the first quarter 2008 and $29 million the fourth quarter 2007.  The cancellations did not result from the Company’s inability to perform, but resulted from product performance in related studies or the client’s business decision. The combined cancellations, totaling $59 million, negatively impacted direct revenue by approximately $6.6 million in the first quarter 2008. Foreign currency exchange translation favorably impacted late stage direct revenue by approximately $1.7 million.

Late stage segment operating margins were (7.1%) in the first quarter 2008, compared to 16.0% in the first quarter 2007 primarily due to lower direct revenue, higher compensation, benefits and  business development expense, employee severance of approximately $1.6 million due to late stage workforce reductions and higher expenses related to new offices and office expansions. Foreign currency exchange translation favorably impacted late stage operating profit by $0.4 million.

Despite the cancellations totaling approximately $59 million that occurred over the past two quarters, backlog for the late stage segment increased to $400.9 million at March 31, 2008, compared to $387.9 million at December 31, 2007.

Corporate financial summary

Corporate selling, general and administrative expenses increased to $6.6 million in the first quarter 2008, compared to $5.2 million in the first quarter 2007, primarily due to higher professional fees.

Non-cash share-based compensation expense was $0.1 million in the first quarter 2008 and other non-cash compensation was $1.3 million, compared to $0.2 million and $1.0 million, respectively in the first quarter 2007. Legal fees related to the SEC investigation were $0.1 million in the first quarter 2008 compared to $0.5 million in the first quarter 2007.

Cash and cash equivalents were $63.9 million at March 31, 2008, compared to $80.2 million at December 31, 2007. Net cash used in operations was $20.1 million in the first quarter 2008 compared to $6.9 million for continuing operations in the first quarter 2007.

Capital expenditures decreased to $2.8 million in the first quarter 2008 compared to $5.6 million in the first quarter 2007 primarily due to cost control measures and the completion of the 2007 clinic expansions in Canada.

Depreciation expense was $3.7 million and amortization of intangibles was $0.7million in the first quarter 2008, compared to depreciation expense of $2.9 million and amortization expense of $0.7 million in the first quarter 2007.

Net days sales outstanding (DSO) was 41 days at March 31, 2008, compared to 36 days at December 31, 2007.

The Company anticipates its effective tax rate for year 2008 to be 25% to 28%. The Company’s tax expense was $1.0 million in the first quarter 2008, compared to an expense of $1.8 million in the first quarter 2007, primarily due to U.S. losses and certain discrete items.

Guidance

The combined impact on projected revenue resulting from the late stage cancellations occurring in the fourth quarter 2007 and the first quarter 2008 is estimated to be $30.0 million for the full year 2008.  In addition, the Company expects to record a charge of approximately $1.5 million in the second quarter 2008 related to office closures.

As a result of the above and the normal timing of the new business wins, the Company has revised its expectations for its 2008 financial performance. For the full year 2008, the Company now expects:

	Revised guidance	Previous guidance
Direct revenue	$390 million to $399 million	$401 to $409 million
Operating margin (%)	5.8% to 6.2%	10.1% to 10.3%
Corporate expenses	$23.9 million to $24.4 million	$23.6 million to $24.1 million
Diluted earnings per share	$0.53 to $0.63	$1.42 to $1.57
Capital expenditures	$14 million to $16 million	$14 million to $16 million
Depreciation	$13.5 million to $15 million	$13.5 million to $15 million
Amortization	$2.8 million	$2.8 million
Tax rate	25% to 28%	12% to 15%

Conference Call and Webcast

The Company will host a conference call to discuss its first quarter 2008 financial results on Thursday, May 1, 2008, at 8:30 am Eastern Time

Dial-in:

(866) 356-4281 for U.S.

(617) 597-5395 for International
Pass code:  42666104

Dial-in Replay:  (888) 286-8010 for U.S.
(617) 801-6888 for International
Pass code: 96956357
The replay will be available approximately two hours after the call through Thursday, May 8, 2008.

Webcast:

Please visit www.pharmanet.com and select the investor tab to access the webcast or link directly to http://ir.pharmanet.com/phoenix.zhtml?p=irol-eventDetails&c=124176&eventID=1822861

The archived webcast will be available for approximately thirty (30) days following the conference call.

About PharmaNet Development Group, Inc.

PharmaNet Development Group, Inc., a global drug development services company, provides a comprehensive range of services to the pharmaceutical, biotechnology, generic drug, and medical device industries. The Company offers clinical-development solutions including early and late stage consulting services, Phase I clinical studies and bioanalytical analyses, and Phase II, III and IV clinical development programs.  With approximately 2,600 employees and more than 44 facilities throughout the world, PharmaNet is a recognized leader in outsourced clinical development. For more information, please visit our website at www.pharmanet.com.

Forward-Looking Statements

Certain statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Additionally, words such as "seek," "intend," "believe," "plan," "estimate," "expect," "anticipate" and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include, but are not limited to, industry trends and information; whether the Company will achieve its estimated value relating to discontinued operations; developments with respect to the SEC's inquiry, the class action litigation and derivative lawsuit; the Company’s ability to successfully achieve and manage the technical requirements of specialized clinical trial services, while complying with applicable rules and regulations; regulatory changes; changes affecting the clinical research industry; a reduction of outsourcing by pharmaceutical and biotechnology companies; the Company’s ability to compete internationally in attracting clients in order to develop additional business; the Company’s evaluation of its backlog and the potential cancellation of contracts; its ability to retain and recruit new employees; its clients' ability to provide the drugs and medical devices used in its clinical trials; the Company’s future stock price; the Company’s assessment of its current or future effective tax rate; the Company’s assessment of the value of its deferred tax assets; the Company’s financial guidance; the Company’s anticipated capital expenditures; the Company’s ability to remediate its material weaknesses; the Company’s costs associated with compliance of Section 404 of the Sarbanes-Oxley Act; the impact on the Company of foreign currency transaction costs and the effectiveness of any hedging strategies it implements; the potential liability associated with the Company’s registration of its employees’ stock purchase plan; and the national and international economic climate as it affects drug development operations.

Further information can be found in the Company’s risk factors contained in its Annual Report on Form 10-K for the year ended December 31, 2007, and most recent filings. The Company does not undertake to update the disclosures made herein, and you are urged to read our filings with the Securities and Exchange Commission.

PharmaNet Development Group, Inc. and Subsidiaries

Statements of Operations – Unaudited

For the Three Months Ended March 31, 2008 and 2007

In thousands, except per share data

	2008	% of Direct Revenues	2007	% of Direct Revenues
REVENUE
Direct revenue	$86,800	100.0%	$84,781	100.0%
Reimbursed out-of-pockets	20,644	23.8%	22,962	27.1%
TOTAL REVENUE	107,444	123.8%	107,743	127.1%
COSTS AND EXPENSES
Direct costs	60,893	70.2%	50,478	59.5%
Reimbursable out-of-pocket expenses	20,644	23.8%	22,962	27.1%
Selling, general and administrative expenses	33,391	38.5%	25,690	30.3%
TOTAL COSTS AND EXPENSES	114,928	132.4%	99,130	116.9%
(LOSS) EARNINGS FROM CONTINUING OPERATIONS	(7,484)	(8.6%)	8,613	10.2%
OTHER INCOME (EXPENSE)
Interest income	548	0.6%	542	0.6%
Interest expense	(1,397)	(1.6%)	(1,643)	1.9%
Foreign currency exchange transaction (loss) gain, net	(387)	(0.4%)	392	(0.5%)
Other income	38	0.0%	-
TOTAL OTHER INCOME (EXPENSE)	(1,198)	(1.4%)	(709)	0.8%
(LOSS) EARNINGS FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	(8,682)	(10.0%)	7,904	9.3%
Income tax expense	995	1.1%	1,783	2.1%
(LOSS) EARNINGS FROM CONTINUING OPERATIONS
BEFORE MINORITY INTEREST IN JOINT VENTURE	(9,677)	(11.1%)	6,121	7.2%
Minority interest in joint venture	422	0.5%	129	0.2%
NET (LOSS) EARNINGS FROM CONTINUING OPERATIONS	(10,099)	(11.6%)	5,992	7.1%
Earnings from discontinued operations, net of tax	-	-	640	(0.8%)
NET (LOSS) EARNINGS	$(10,099)	(11.6%)	$6,632	(7.8%)

BASIC (LOSS) EARNINGS PER SHARE:
Continuing operations	$(0.53)		$0.32
Discontinued operations	$-		$0.04
Net (loss) earnings	$(0.53)		$0.36
DILUTED (LOSS) EARNINGS PER SHARE:
Continuing operations	$(0.53)		$0.32
Discontinued operations	$-		$0.03
Net (loss) earnings	$(0.53)		$0.35
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	19,183		18,630
Diluted	19,183		18,858

PHARMANET DEVELOPMENT GROUP, INC. AND SUBSIDIARIES

Summary of Operations of Early and Late Stage Clinical Development Segments – Unaudited

For the Three Months Ended March 31, 2008 and 2007

In thousands

	Three Months Ended
EARLY STAGE DEVELOPMENT	2008	2007	% variation

Direct revenue	$37,632	$29,704	26.7%

GAAP operating earnings	2,611	5,041	(48.2%)

GAAP operating Margin	6.9%	17.0%

LATE STAGE DEVELOPMENT	2008	2007	% variation

Direct revenue	$49,168	$55,077	(10.7%)

GAAP operating earnings	(3,485)	8,790	(139.6%)

GAAP operating Margin	(7.1%)	16.0%

PHARMANET DEVELOPMENT GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

March 31, 2008 and December 31, 2007

In thousands, except per share data

	March 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$63,926	$77,548
Investment in marketable securities	-	2,650
Accounts receivable, net	131,087	132,550
Income taxes receivable	1,674	1,855
Deferred income taxes	328	298
Prepaid expenses	10,714	6,589
Other current assets	4,938	5,274
Assets from discontinued operations	-	5,199
Total current assets	212,667	231,963
Property and equipment, net	69,015	67,506
Goodwill, net	266,973	266,973
Other intangible assets, net	25,852	26,442
Deferred income tax	13,831	14,111
Other assets, net	7,862	7,840
Total assets	$596,200	$614,835
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$9,846	$13,843
Accrued liabilities	32,790	47,978
Client advances, current portion	79,763	79,312
Income taxes payable	942	-
Capital lease obligations and notes payable, current portion	3,062	3,562
Deferred income taxes	33	31
Other current liabilities	332	154
Liabilities from discontinued operations	-	1,770
Total current liabilities	126,768	146,650
Client advances	3,047	2,602
Deferred income taxes	8,604	8,518
Capital lease obligations and notes payable	5,500	5,634
2.25% Convertible senior notes payable, due 2024	143,750	143,750
Other non-current liabilities	15,771	15,590
Minority interest in joint venture	3,366	2,722
Commitments and contingencies
Temporary equity
Sale of unregistered common stock, subject to rescission	2,169	2,058
Stockholders' equity
Preferred stock. $0.10 par value, 5,000 shares authorized, none issued	-	-
Common stock, $0.001 par value, 40,000 shares authorized, 19,322 shares and 19,017
shares issued and outstanding as of March 31, 2008 and December 31, 2007, respectively	19	19
Additional paid-in capital	251,970	244,017
Retained earnings	12,517	22,616
Accumulated other comprehensive income	22,719	20,659
Total stockholders' equity	$287,225	$287,311
Total liabilities and stockholders' equity	$596,200	$614,835

PHARMANET DEVELOPMENT GROUP, INC. AND SUBSIDIARIES

Consolidated Statement of Cash Flows – Unaudited

For the Three Months Ended March 31, 2008 and 2007

In thousands

	Three Months Ended March 31,
	2008	2007

Cash flows from operating activities:
Net (loss) earnings	$(10,099)	$6,632
Earnings from discontinued operations	-	(640)
Adjustments to reconcile net (loss) earnings to net cash used in operating activities:
Depreciation and amortization	4,387	3,551
Amortization of deferred debt issuance costs	398	395
(Gain) on disposal of property and equipment	-	(1)
Minority interest	422	129
Provision for doubtful accounts	154	-
Share-based compensation expense	1,436	1,134
Changes in assets and liabilities:
Accounts receivable	4,085	(19,489)
Income taxes receivable	1,282	540
Prepaid expenses and other current assets	(3,039)	(543)
Other assets	(216)	(590)
Accounts payable	(8,435)	(2,207)
Accrued liabilities	(11,886)	(3,025)
Income taxes payable	921	-
Other current liabilities	179	-
Client advances	(114)	6,986
Deferred income taxes	(259)	132
Other long-term liabilities	662	121
Total adjustments	(10,023)	(12,867)
Net cash used in operating activities	(20,122)	(6,875)
Net cash used in operating activities - discontinued operations	-	(692)
Net cash used in operating activities	(20,122)	(7,567)
Cash flows from investing activities:
Purchase of property and equipment	(1,693)	(5,420)
Proceeds from the disposal of property and equipment	-	3
Purchase of intangible assets	(105)	-
Net change in investment in marketable securities	2,542	(2,627)
Net cash provided by (used in) investing activities	744	(8,044)
Net cash provided by investing activities - discontinued operations	-	1,182
Net cash provided by (used in) investing activities	744	(6,862)
Cash flows from financing activities:
Borrowings on lines of credit	-	5,000
Payments on lines of credit	-	(600)
Payments on capital lease obligations and notes payable	(785)	(709)
Net proceeds from stock issued under option plans, ESPP and restricted stock awards	1,514	1,603
Proceeds from sale of unregistered common stock, subject to rescission	1,114	-
Net cash provided by financing activities	1,843	5,294
Net effect of exchange rate changes on cash and cash equivalents	3,913	148
Net decrease in cash and cash equivalents	(13,622)	(8,987)
Cash and cash equivalents at beginning of period	77,548	45,331
Cash and cash equivalents at end of period	$63,926	$36,344

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